Exhibit 99.1

($ in millions)	Return on survey investments - 2008 - 2012
			Year
	Mileage (sq mi)	Net investment	1	2	3
Weighted average returns:			37.6%	36.0%	40.7%

Cumulative returns (2008-2012)	11,637	$299.2	37.6%	76.9%	125.0%
Cumulative returns by vintage(a):						Cumulative resales	Multiple of net investment
2008	2,529	$57.1	36.4%	70.2%	116.7%	$85.0	1.5x

2009	1,577	$36.5	33.4%	94.8%	153.5%	$61.1	1.7x

2010	1,957	$51.0	42.0%	92.6%	113.8%	$58.0	1.1x

2011(b)	3,073	$91.5	45.8%	65.1%		$59.6	0.7x

2012(c)	2,501	$63.1	25.7%			$16.2	0.3x

(a)
Surveys included in each vintage based on when such survey was available for licensing. Net investment is typically incurred over more than one year for new data acquisition projects. As a result, the vintage net investment may not correspond to accrual-based net cash capex as reported in a given calendar year.

(b)	2011 net investment includes $84.1 million already incurred and $7.4 million which has been committed.

(c)	2012 net investment includes $44.6 million already incurred and $18.5 million which has been committed.

Reconciliation of Information Used to Calculate Returns on Net Investment to Returns on Gross Investment(a)

			Resales / Total Revenue by Year			Cumulative Resales/Total Revenue
($ in millions)		Investment	1	2	3

2008 vintage	Net investment / resales	$57.1	$20.8	$19.2	$26.6	$85.0
	Acquisition revenue	77.8	77.8	—	—	77.8
	Revenue recognition adjustments		(9.9)	5.3	4.5	—
	Total investment / total revenue	$134.9	$88.7	$24.6	$31.1	$162.9

2009 vintage	Net investment / resales	$36.5	$12.2	$22.4	$21.5	$61.1
	Acquisition revenue	64.7	64.7	—	—	64.7
	Revenue recognition adjustments		—	—	—	—
	Total investment / total revenue	$101.2	$76.9	$22.4	$21.5	$125.9

2010 vintage	Net investment / resales	$51.0	$21.4	$25.8	$10.8	$58.0
	Acquisition revenue	73.9	73.9	—	—	73.9
	Non-monetary exchanges		—	2.1	0.1	2.2
	Revenue recognition adjustments		(12.8)	12.8	—	—
	Total investment / total revenue	$124.9	$82.5	$40.8	$10.9	$134.2

2011 vintage	Net investment / resales	$91.5	$41.9	$17.6		$59.6
	Acquisition revenue	117.5	117.5	—		117.5
	Revenue recognition adjustments		(25.2)	13.9		(11.2)
	Total investment / total revenue	$209.0	$134.3	$31.6		$165.9

2012 vintage	Net investment / resales	$63.1	$16.2			$16.2
	Acquisition revenue	79.3	79.3			79.3
	Revenue recognition adjustments		(10.2)			(10.2)
	Total investment / total revenue	$142.4	$85.3			$85.3

			Year 1	Year 2	Year 3
	Net investment / resales
	Weighted average returns		37.6%	36.0%	40.7%
	Cumulative (2008-2012)	$299.2	37.6%	76.9%	125.0%
	Total investment / total revenue
	Weighted average returns		65.7%	20.9%	17.6%
	Cumulative (2008-2012)	$712.5	65.7%	88.0%	110.6%

(a)
Surveys included in each vintage based on when such survey was available for licensing. Typically, net/gross investment is being incurred and acquisition revenue is being generated over more than one year for new data acquisition projects. As a result, the figures presented on this page may not correspond to accrual-based financials as reported for a given calendar year.

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